Exhibit10.3

Executive Contractual Agreement

A.	CLORACKS is engaged in the business of Manufacturing Maria Luisa will primarily perform the job duties at the following location: 3311 S Rainbow Blvd. Ste # 139, Las Vegas, NV 89146

B.	CLORACKS desires to have the services of MARIA LUISA

C.	MARIA LUISA is willing to be employed by CLORACKS Therefore, the parties agree as follows:

EMIPLOYMENT. CLORACKS shall employ MARIA LUISA as a(n) CEO. MARIA LUISA shall provide to CLORACKS the services described on the attached Exhibit A, which is made a part of this Agreement by this reference. MARIA LUISA accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of CLORACKS and CLORACKS's Board of Directors. MARIA LUISA shall also perform (i) such other duties as are customarily required to direct and manage all of the day-to-day operations of MARIA LUISA, and (ii) such other and unrelated services and duties as may be assigned to MARIA LUISA from time to time by CLORACKS.

BEST EFFORTS OF EMPLOYEE. MARIA LUISA agrees to perform faithfully, industriously, and to the best of MARIA LUISA's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of CLORACKS.  Such duties shall be provided as such place(s) as the needs, business, or opportunities of CLORACKS may require from time to time. MARIA LUISA shall devote his full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness.

C0MPENSATION OF EMPLOYEE. As compensation for the services provided by MARIA LUISA under this Agreement, CLORACKS will pay MARIA LUISA an annual salary of approximately y no less than One Hundred Fifty Thousand Dollars ($150,000.00) payable I on accordance with CLORACKS usual payroll procedures in cash and/or in lieu of stocks certificates (preferred and/or common stocks).  Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that MARIA LUISA shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which MARIA LUISA has not yet been paid, and for any commission earned in accordance with CLORACKS's customary procedures, if applicable.  Accrued vacation will be paid in accordance with state law and CLORACKS's customary procedures.  This section   of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

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EXPENSE REIMBURSEMENT. CLORACKS will reimburse MARIA LUISA for "out of pocket" expenses incurred by MARIA LUISA in accordance with CLORACKS's policies in effect from time to time.

UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that MARIA LUISA has disclosed (or has threatened to disclose) information in violation of this Agreement, CLORACKS shall be entitled to an injunction to restrain MARIA LUISA from disclose any, in whole or in part, such Information, or from providing any services to any party   to whom such Information has been disclosed or may be disclosed. CLORACKS shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages, attorneys' fees and costs incurred while seeking to enforce this Agreement.

CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT.   The confidentiality provisions of this Agreement shall remain in full force and effect for a 1 -year" period, period after the termination of MARIA LUISA's employment. During such a "1-year" period. period, neither party shall make or permit the making of any public announcement or statement of any kind that MARIA LUISA was formerly employed by or connected with CLORACKS.

BENEFITS.
CLORACKS CORPORATION. in its sole discretion may, from time to time, award MARIA LUISA a bonus (the Bonus).

CLORACKS CORPORATI ON in its sole discretion may, from time to time award MARIA LUISA option to purchase shares of the Employers capital stock (the Stock).

TERM/TERMINATION. MARI ALUISA's employment under this agreement shall be for an unspecified term on an "at will" basis. This agreement may be terminated by CLORACKS upon "10 days" written notice, and by MARIA LUISA upon "10 days" written notice. If CLORACKS shall so terminate this agreement, MARIA LUISA shall be entitled to compensation for 2 weeks beyond the termination date of such termination, unless MARIA LUISA is in violation of this agreement.  If MARIA LUISA's employment is terminated by CLORACKS without cause.

MARIA LUISA shall continue to receive base salary, bonus and benefits (including car allowance, health care as applicable) for a period of 2 weeks from the effective date of termination (the "Severance Period")

RETURN OF PROPERTY. Upon termination of this Agreement, MARIA LUISA shall deliver to CLORACKS all property which is CLORACKS's property or related to CLORACKS's business (including keys, records, notes, data, and equipment) that is in MARIA LUISA's possession or under MARIA LUISA's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by MARIA LUISA.

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APPLICABLE LAW.   This Agreement shall be governed by the laws of the State of Nevada.

EMPLOYER:
CLORACKS CORPORATION
3311 S Rainbow Blvd. Ste 139
Las Vegas, NV 89146

Dhan Dev Kaushal, Director
/s/ Steven Fauci
Steven Fauci, Director

AGREED TO AND ACCEPTED

EXECUTIVE:

/s/ Maria Louis Dayson
Maria Louis Dayson
4986 W Mesa Verde Ln
Las Vegas, NV 89139

EXHIBIT A

Cloracks Corporation CEO Job Description & Responsibilities:

Summary/Objective
The president is responsible for providing strategic leadership for the company by working with the Board and other management to establish long-range goals, strategies, plans and policies.

Essential Functions
Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
Plan, develop, organize, implement, direct and evaluate the organization's fiscal function and performance.
Participate in the development of the corporation's plans and programs as a strategic partner.
Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.
Develop credibility for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the Board and senior executives in performing their responsibilities.
Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.
Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.
Provide technical financial advice and knowledge to others within the financial discipline.
Improve the budgeting process on a continual basis through education of department managers on financial issues impacting their budgets.
Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.
Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.
Develop a reliable cash flow projection process and reporting mechanism, which includes minimum cash threshold to meet operating needs.
Act as an advisor from the financial perspective on any contracts into which the Corporation may enter.
Evaluate the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as providing individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.

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Competencies
Leadership.
Strategic Thinking.
Business Acumen.
Problem Solving/Analysis.
Decision Making.
Performance Management.
Results Driven.
Communication Proficiency.
Financial Management.
Supervisory Responsibility

This position manages the senior executive team and is responsible for the performance management and input regarding hiring of senior-level management.

Work Environment
This job operates in a professional office environment. This role routinely uses standard office equipment such as computers, phones, photocopiers, filing cabinets and fax machines.

Physical Demands
The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job.
While performing the duties of this job, the employee is regularly required to talk or hear. The employee frequently is required to stand; walk; use hands to finger, handle or feel; and reach with hands and arms.

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Position Type/Expected Hours of Work
This is a full-time position, and general hours of work and days are Monday through Friday, 8:30 a.m. to 5 p.m. This position regularly requires long hours and frequent weekend work.

Travel
Travel is primarily local during the business day, although some out-of-the-area and overnight travel may be expected.

Required Education and Experience
Bachelor's degree.
8-10 years of related industry experience.
Contracts and negotiation experience.
Preferred Education and Experience

Exhibit 10.3 -- Page 6